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                                                              EXHIBIT 5.1
                                                              -----------

                                    May 3, 1995



BTU International, Inc.
23 Esquire Road
North Billerica, MA  01862

Gentlemen:

         This opinion is furnished to you in connection with a registration statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 438,283 shares of Common Stock, $.01 par value (the "Shares"), of BTU International, Inc. (the "Company").

         We have acted as counsel for the Company and are familiar with the action taken by the Company in connection with the 1993 Equity Incentive Plan (the "Plan"). For purposes of this opinion we have examined the Plan and such other documents as we deemed appropriate.

         Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold and consideration received therefor by the Company in accordance with the terms of the Plan or, will be validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,


                                            /s/ ROPES & GRAY
                                            Ropes & Gray





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